As filed with the Securities and Exchange Commission on July 8, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENTECH, INC.

(Exact name of Registrant as specified in its charter)

Colorado	2851	84-0957421
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10877 Wilshire Boulevard, 10th Floor

Los Angeles, California 90024

(310) 571-9800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

D. Hunt Ramsbottom, Jr.

President and Chief Executive Officer

Rentech, Inc.

10877 Wilshire Blvd., 10th Floor

Los Angeles, CA 90024

(310) 571-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Colin M. Morris, Esq. Rentech, Inc. 10877 Wilshire Blvd., 10th Floor Los Angeles, CA 90024 Tel: (310) 571-9800	Anthony J. Richmond, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Tel: (650) 328-4600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share(1)	45,045,045(2)	$2.455(3)	$110,585,586	$14,244

(1)	Includes rights to acquire common stock under any shareholder rights plan in effect from time to time, if applicable under the terms of any such plan.
(2)	In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act.
(3)	Estimated solely for purposes of the registration fee for this offering in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the registrant’s common stock on the NASDAQ Stock Market on July 7, 2014.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. No person may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 8, 2014

PROSPECTUS

Up to 45,045,045 Shares of Common Stock

This prospectus relates to the resale of up to 45,045,045 shares of common stock of Rentech, Inc. that may be offered and sold from time to time by the selling shareholders named in this prospectus. For information on the selling shareholders, please see the section entitled “Selling Shareholders” beginning on page 2 of this prospectus. On April 9, 2014, we sold 100,000 shares of our Series E Convertible Preferred Stock to funds managed by or affiliated with GSO Capital Partners LP. The shares of preferred stock are convertible into 45,045,045 shares of our common stock, subject to adjustment. Subject to certain terms and conditions, we agreed to use our reasonable best efforts to cause the registration of the shares of common stock issuable upon conversion of the Series E Convertible Preferred Stock.

We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We will pay the expenses of registering the shares of common stock to be sold in this offering under the Securities Act of 1933, as amended.

Our common stock trades on the NASDAQ Stock Market under the symbol “RTK.” On July 7, 2014, the last reported sale price of our common stock on the NASDAQ Stock Market was $2.42 per share.

Our registration of the shares of common stock covered by this prospectus does not mean the selling shareholders will offer or sell any of the shares. The selling shareholders may sell the shares of common stock by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 4 of this prospectus.

Investing in our common stock involves risk. See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, under which the selling shareholders may offer from time to time up to an aggregate of 45,045,045 shares of our common stock in one or more offerings. If required, each time a selling shareholder offers common stock, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should read this prospectus and any prospectus supplement as well as additional information described under “Where You Can Find More Information about Rentech.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

i

CAUTIONARY STATEMENT

REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this prospectus and the information incorporated by reference into this prospectus that are not historical factual statements are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act); Section 27A of the Securities Act of 1933, as amended (the Securities Act); and pursuant to the Private Securities Litigation Reform Act of 1995. The forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. The forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward -looking statements. They can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “anticipate,” “should” and other comparable terms or the negative of them. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Factors that could affect our results include, but are not limited to, those referred to under the heading “Risk Factors” below. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and thus are current only as of the date made.

ii

RENTECH, INC.

This prospectus does not contain all the information about us that may be important to you. You should read the information incorporated by reference in this prospectus and included in any accompanying prospectus. All references in this prospectus to “Rentech,” “the Company”, “we,” “us” and “our” are to Rentech, Inc. and its direct and indirect subsidiaries, unless the context otherwise requires.

We have operations and conduct development activities in the wood fibre processing business for the production of high-quality wood chips and pellets. This business consists of the provision of wood chipping services and the manufacture and sale of wood chips through our wholly owned subsidiary, Fulghum Fibres, Inc., and the development and operation of wood pellet production facilities. We also own the general partner interests and approximately 60% of the common units representing limited partner interests in Rentech Nitrogen Partners, L.P., a publicly traded limited partnership. Rentech Nitrogen Partners, L.P. manufactures and sells nitrogen fertilizer products in the United States for sale primarily in North and South America. We also own the intellectual property including patents, pilot and demonstration data, and engineering designs for a number of clean energy technologies designed to produce certified synthetic fuels and renewable power when integrated with third-party technologies.

We were incorporated in 1981. Our executive offices are located at 10877 Wilshire Boulevard, 10th Floor, Los Angeles, California 90024. Our telephone number is (310) 571-9800.

THE OFFERING

This prospectus relates to the resale of up to 45,045,045 shares of common stock that may be offered and sold from time to time by the selling shareholders named in this prospectus. On April 9, 2014, we sold 100,000 shares of our Series E Convertible Preferred Stock to funds managed by or affiliated with GSO Capital Partners LP. The shares of preferred stock are convertible into 45,045,045 shares of our common stock, subject to adjustment. Subject to certain terms and conditions, we agreed to use our reasonable best efforts to cause the registration of the shares of common stock issuable upon conversion of the Series E Convertible Preferred Stock.

RISK FACTORS

You should carefully consider the risks set forth under the caption “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in our filings with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act, incorporated by reference herein, before making an investment decision.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of shares of common stock under this prospectus. We will not receive any proceeds from these sales.

SELLING SHAREHOLDERS

Offered Shares

The shares to be offered by the selling shareholders are being registered under the Securities Act to give the selling shareholders the opportunity to sell these shares publicly. The registration of these shares does not require that any of the shares be offered or sold by the selling shareholders.

The following table provides information regarding the selling shareholders and the number of shares of common stock they are offering. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power.

Except as otherwise indicated, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each selling shareholder. The percentage ownership data is based on 228,030,901 shares of common stock outstanding as of June 30, 2014, plus 45,045,045 shares of common stock issuable upon conversion of all of the Series E Preferred Stock.

Name of Beneficial Owner	Common Stock		Series E Preferred Stock		Shares of Common Stock on an As-Converted Basis (Prior to Offering)		Shares of Common Stock on an As-Converted Basis (After the Offering) (2)
	Amount and Nature of Beneficial Ownership	Percentage Of Outstanding Shares of Class	Amount and Nature of Beneficial Ownership	Percentage Of Outstanding Shares of Class	Amount and Nature of Beneficial Ownership	Percentage Of Outstanding Shares of Class	Amount and Nature of Beneficial Ownership	Percentage Of Outstanding Shares of Class
Funds affiliated with GSO Capital Partners LP(1)	0	0	100,000	100%	45,045,045	16.5%	0	0%

(1)	Reflects securities held by the following funds: GSO Cactus Credit Opportunities Fund LP directly holds 9,885.3043 shares of Series E Preferred Stock convertible into approximately 4,452,839 shares of Common Stock, Steamboat Credit Opportunities Master Fund LP directly holds 3,840.2958 shares of Series E Preferred Stock convertible into approximately 1,729,862 shares of Common Stock, GSO Coastline Credit Partners LP directly holds 3,843.1304 shares of Series E Preferred Stock convertible into approximately 1,731,139 shares of Common Stock, GSO Aiguille des Grands Montets Fund II LP directly holds 12,991.4871 shares of Series E Preferred Stock convertible into approximately 5,852,021 shares of Common Stock, GSO Palmetto Opportunistic Investment Partners LP directly holds 6,666.6667 shares of Series E Preferred Stock convertible into approximately 3,003,003 shares of Common Stock, GSO Credit A-Partners LP directly holds 16,121.7415 shares of Series E Preferred Stock convertible into approximately 7,262,045 shares of Common Stock, GSO Special Situations Fund LP directly holds 28,751.3742 shares of Series E Preferred Stock convertible into approximately 12,951,069 shares of Common Stock and GSO Special Situations Overseas Master Fund Ltd. directly holds 17,900.0000 shares of Series E Preferred Stock convertible into approximately 8,063,063 shares of Common Stock. The principal business office for GSO Capital Partners LP and affiliates is 345 Park Avenue, New York, New York 10154.

(2)	Assumes the selling shareholder sells all of the common stock being offered by this prospectus.

Term Loan

On April 9, 2014, Rentech Nitrogen Holdings, Inc., an indirect wholly owned subsidiary of Rentech, or RNHI, entered into a Term Loan Credit Agreement among RNHI, certain funds managed by or affiliated with GSO Capital Partners LP, as lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent and each lender from time to time party thereto. The new facility consists of a $50 million term loan facility, with a five year maturity. The obligations of RNHI under the facility are unconditionally guaranteed by Rentech and secured by 2,762,431 common units representing limited partner interests in Rentech Nitrogen Partners, L.P. owned by Rentech. The term loan facility was subject to a 2.00% original issue discount.

Borrowings under the new facility bear interest at a rate equal to LIBOR (with a floor of 1.00%) plus 7.00% per annum. In the event that RNHI prepays the facility prior to its first anniversary, subject to certain exceptions, it will be required to pay a prepayment fee equal to 1.00% of the amount of the prepayment.

The new facility contains customary affirmative and negative covenants and events of default. The covenants and events of default include, among other things, change of control (however, a change of control does not include any removal of or failure to re-elect any or all of the directors of Rentech) and limitations on the incurrence of indebtedness and liens, the sale of assets, and the making of restricted payments. In addition, upon the occurrence of an initial public offering of the wood pellets or wood fibre operations of Rentech, it must make an offer to prepay the entire outstanding principal amount of the facility.

PLAN OF DISTRIBUTION

The selling shareholders and any of their respective transferees, pledgees, donees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their respective shares or interests in the shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	underwritten public offerings;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through options, swaps or derivatives;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time transfer, pledge, assign or grant a security interest in some or all the shares of common stock respectively owned by them and, if they default in the performance of their secured obligations, the transferees, pledgees, assignees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the transferee, pledgee, assignee or other successors in interest as selling shareholders under this prospectus.

Upon our being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing any required information.

The selling shareholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

We have advised the selling shareholders that they are required to comply with Regulation M promulgated under the Exchange Act, during such time as they may be engaged in a distribution of the shares, if applicable. This regulation may affect the marketability of the shares.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

DESCRIPTION OF COMMON STOCK

The following description of our common stock and the section entitled “Certain Provisions of Colorado Law and Our Charter and Bylaws” are only summaries and do not purport to be complete. We encourage you to read our Amended and Restated Articles of Incorporation, as amended (our “Amended Articles”) and Bylaws, as further described in the section entitled “Certain Provisions of Colorado Law and Our Charter and Bylaws,” the full texts of which have been filed as exhibits to the periodic reports filed with the SEC by us. See “Where You Can Find More Information about Rentech.” This summary does not purport to be complete and is subject and qualified in its entirety by reference to our Amended Articles and Bylaws, which are incorporated by reference in this prospectus. As of the date of this prospectus, our Amended Articles authorize us to issue 450,000,000 shares of our common stock, $0.01 par value per share. As of April 16, 2014, there were 227,661,788 shares of our common stock outstanding. All outstanding shares of the common stock are fully paid and nonassessable.

Voting

Each share of common stock is entitled to one vote at all shareholders’ meetings. A quorum for purposes of meetings of common shareholders consists of a majority of the issued and outstanding shares of common stock. Once a quorum is established, action of a routine nature is approved if votes cast by common shareholders favoring the action exceed the votes cast opposing the action. Under our Amended Articles, if we issue a class or series of voting stock in addition to our common stock, actions on routine matters would be approved if votes cast within each voting class or series favoring the action exceeds votes cast within each voting class or series opposing the action. Our common stock does not have cumulative voting rights in the election of directors. Our board of directors is divided into three classes, with the members of each class to be elected annually for three-year terms. The holders of our common stock may not take action by written consent in lieu of a meeting and must take any action at a duly called annual or special meeting of shareholders unless the consent is unanimous.

Subject to the rights of the holders of any series of preferred stock, at a meeting of shareholders called expressly for that purpose, the entire board of directors or any lesser number may be removed, with cause, by a vote of the holders of the majority voting power of our capital stock entitled to vote in the election of directors. However, the affirmative vote of holders of at least two-thirds of the voting power of our capital stock entitled to vote in the election of directors is required to remove directors for other than cause.

Our Amended Articles provide that, whenever a vote of a specified percentage of outstanding capital stock entitled to vote is required under Colorado law or the Amended Articles to approve a specified corporate transaction or proceeding, then the affirmative vote of that percentage of voting power of each class entitled to vote is also required.

An amendment to our Amended Articles requires the affirmative votes of the following: (1) at least a majority of the voting power of each class entitled to vote on the amendment; (2) in the case of an amendment changing the denial of preemptive rights, one vote per common share, no cumulative voting or the rights of common stock to share equally dividends (if any) declared on the common stock, or changing the required vote on such an amendment, two-thirds of the voting power of each class entitled to vote on the amendment; and (3) in the case of an amendment changing the provisions relating to directors including their removal, or changing the required vote on such an amendment, two-thirds of the voting power of each class entitled to vote on the amendment. The affirmative vote of 80% or more of the voting power of each class entitled to vote as a class is required to amend the provision of the Amended Articles which states these votes.

Dividend and Liquidation Rights

Subject to the rights and privileges relating to any outstanding shares of our preferred stock, all outstanding shares of common stock share equally in dividends and upon liquidation. Dividends are payable at the discretion of the board of directors at such time and in such amounts as they deem advisable, subject, however, to the provisions of the laws of the State of Colorado.

Miscellaneous

Our common stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. Our board of directors is authorized to issue shares of common stock without approval of shareholders. The rights and privileges of our common stock may be subordinate to the rights and preferences of any of our preferred stock.

For a description of the provisions of our Amended Articles and Bylaws that could have an effect of delaying, deferring or preventing a change in control of us and that would operate only with respect to an extraordinary corporate transaction involving us (or any of our subsidiaries), see the description in this prospectus under the heading, “Certain Provisions of Colorado Law and Our Charter and Bylaws.”

The transfer agent of our common shares is Computershare Trust Company, N.A. Our shares of common stock are listed on the NASDAQ Stock Market under the symbol “RTK”.

CERTAIN PROVISIONS OF COLORADO

LAW AND OUR CHARTER AND BYLAWS

The following summarizes certain provisions of our Amended Articles and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended Articles and Bylaws, copies of which are on file with the SEC as exhibits to the periodic reports previously filed by us. See “Where You Can Find More Information about Rentech” in this prospectus.

General. Certain provisions of our Amended Articles and Bylaws could make our acquisition by a third party, a change in our incumbent directors, or a similar change of control more difficult, including:

•	an acquisition of us by means of a tender or exchange offer;

•	an acquisition of us by means of a proxy contest or otherwise; or

•	the removal of a majority or all of our incumbent directors.

These provisions, which are summarized below, are likely to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, and to protect our ability to utilize certain tax losses to offset current or future taxable income, which could reduce our future federal and state income tax liability.

These provisions of our Amended Articles and Bylaws may also be significant because they define certain of the aspects of our corporate governance.

Classified Board. Our Amended Articles provide that when our board of directors consists of six or more directors, the directors must be divided into three classes, as nearly equal in number as possible, with the members of only one class to be elected annually for a three-year term.

Election and Removal of Directors. Our Amended Articles and Bylaws require that directors may be removed without cause only with the approval of holders of two-thirds of the voting power of our outstanding capital stock entitled to vote in the election of directors. Under our Amended Articles and Bylaws, any vacancy on our board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors in office. Our Amended Articles authorize up to nine members on our board of directors. The board of directors may, pursuant to a resolution adopted by a majority of the entire board, increase the size of our board up to the maximum number directors permitted under the Amended Articles and designate the directors to fill the vacancies.

Special Meeting of Shareholders. Under our Bylaws and the Colorado Business Corporation Act, special meetings of our shareholders may be called by our president or the board of directors or upon written demand by the holders of shares representing at least ten percent of all votes entitled to be cast on any issue proposed to be considered at the meeting.

Requirements for Advance Notice of Shareholder Nominations and Proposals. A shareholder may make a nomination for the election of a director only if written notice of such shareholder’s intent has been given in accordance with the Bylaws, with respect to an annual meeting, no later than the end of the fiscal year immediately preceding the annual meeting and, with respect to an election to be held at a special meeting, no later than the tenth day following the date on which notice of the special meeting was first mailed to our shareholders. To be timely, a shareholder seeking to propose business at an annual meeting must give notice of such proposal not later than the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 90th day prior to such annual meeting and not later than the 60th day prior to the meeting or the 10th day following the first public announcement of the annual meeting date.

Shareholder Action by Written Consent. Our Bylaws require that actions by our shareholders without a meeting must be in writing and signed by each shareholder entitled to vote on such action.

No Cumulative Voting. Our Amended Articles provide that no shareholder is permitted to cumulate its votes in the election of directors or otherwise.

Approval of Sale of Assets; Mergers. Under our Amended Articles, the sale, lease, exchange or other disposition of all or substantially all of our property and assets must be authorized or ratified by the affirmative vote of the holders of at least two-thirds of the capital stock then issued and outstanding, unless any class or series of stock is entitled to vote thereon as a class, in which event the authorization requires the affirmative vote of the holders of two-thirds of the shares of each class of shares entitled to vote as a class on the transaction. Under our Amended Articles and Colorado law, a merger with or into us must be approved by at least two-thirds of the voting power of each class or series of capital stock entitled to vote as a group on the merger.

Business Combinations with Interested Shareholders. Approval by the holders of two-thirds of the voting power of our outstanding capital stock is required for certain “business combinations” with an “interested shareholder,” unless the transaction is either approved by a majority of our

“continuing directors” or certain minimum price and procedural and other requirements are met. Generally, a “business combination” includes a merger, liquidation, recapitalization or other similar transaction or a sale of assets or securities having an aggregate “fair market value” (as defined in the Amended Articles) of $1 million or more. An “interested shareholder” generally means a beneficial owner (as defined in the Amended Articles) of more than 10% of our voting stock, certain assignees of such beneficial owners and certain of our affiliates that within the preceding two years were the beneficial owner of 10% of our voting stock. A “continuing director” is defined as any member of our board who is unaffiliated with the interested shareholder and was a member of the board prior to the time the interested shareholder became such, and any successor of a continuing director who is unaffiliated with the interested shareholder and is recommended by a majority of the continuing directors then on the board. The affirmative vote of the holders of 80% or more of the voting power of the shares of each class of shares entitled to vote as a class is required to amend this provision in the Amended Articles.

Restrictions regarding Personal Holding Company Status. Our Amended Articles provide that any person who beneficially owns or intends to acquire an aggregate of more than 5%, or increase his ownership to more than 5%, of our common stock or other securities must submit a proposal to our board of directors at least 20 days before the proposed effective date of the transaction. Within 20 days of receipt of such proposal, we in our sole discretion have the right to disapprove the proposed acquisition if we determine in good faith that the transaction could or reasonably might, within a period of two years following the proposed date of the transaction, cause us to be classified as a personal holding company under the Internal Revenue Code of 1986, as amended. The board of directors has waived application of this provision with respect to this offering and future transactions until the board shall determine otherwise.

Tax Benefit Preservation Plan. On August 5, 2011, our board of directors approved a Tax Benefit Preservation Plan between Rentech, Inc. and Computershare Trust Company, N.A., as rights agent (referred to as the “Plan”). The Plan provides each holder of our common stock a dividend of one preferred stock purchase right (each, a “Right”), which entitles the holder, after the right becomes exercisable and until expiration, to purchase from us a one ten-thousandth of a share of our Series D Junior Participating Preferred Stock, par value $10.00 per share (the “Series D Preferred Stock”), at a price of $3.75 per one ten-thousandth of a share of Series D Preferred Stock. The right may be triggered by any person or group acquiring or obtaining the right to acquire beneficial ownership of 4.99% or more of our outstanding shares of common stock, or a 4.99% or greater holder existing at the time of the adoption of the Plan seeking to acquire more than an additional 1% of our then outstanding common stock, in each case, without approval of our board of directors (such person, group or holder, an “Acquiring Person”). Each share of Series D Preferred Stock purchasable upon exercise of the rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment equal to the greater of (i) $1.00 or (ii) 10,000 times the dividend, if any, declared per share of common stock. In the event of liquidation, dissolution or winding up of our operations, the holders of such Series D Preferred Stock will be entitled to a minimum preferential liquidation payment of $10,000 per share (plus any accrued but unpaid dividends), provided that such holders will be entitled to an aggregate payment of 10,000 times made per share of common stock. Each share of such Series D Preferred Stock will have 10,000 votes and will vote together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of the common stock are exchanged, each share of such Series D Preferred Stock will be entitled to receive 10,000 times the amount received per share of common stock. In the event the Rights are triggered, each holder of a Right, other than Rights held by the Acquiring Person, will have the right to receive upon exercise a number of shares of common stock having a market value of two times the then current purchase price of one Right. The plan includes procedures whereby the board of directors will consider requests to exempt certain acquisitions of our common stock from the applicable ownership trigger if the board determines that the acquisition will not constitute such an “ownership change,” under Section 382 of the Internal Revenue Code, as to limit or impair our ability to carry forward our net operating losses to offset current and future taxable income.

Series E Convertible Preferred Stock. On April 9, 2014, we issued 100,000 shares of our Series E Convertible Preferred Stock, par value $10.00 per share (the “Series E Preferred Stock”), at an original issue price of $1,000 per share. Dividends on the Series E Preferred Stock accrue and are cumulative, whether or not declared by our board of directors, at the rate of 4.5% per annum on the sum of the original issue price plus all unpaid accrued and accumulated dividends thereon. If we declare or pay a cash dividend on our common stock, we are required to declare and pay a dividend on the outstanding shares of Series E Preferred Stock on a pro rata basis with the common stock determined on an as-converted basis. Each holder of Series E Preferred Stock is entitled to vote with holders of outstanding shares of common stock, voting together as a single class, with respect to any and all matters presented to our shareholders. In any such vote, each outstanding share of Series E Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which such share of Series E Preferred Stock is convertible. In the election of directors:

•	for so long as the initial holders (or certain permitted transferees) of the outstanding shares of Series E Preferred Stock as of the original issue date own at least 85% of the shares of Series E Preferred Stock issued on the original issue date, the holders of the outstanding shares of Series E Preferred Stock, voting as a separate class, are entitled to elect two individuals to our board of directors (each, a “Series E Director”); and

•	for so long as the initial holders (or their permitted transferees) of the outstanding shares of Series E Preferred Stock as of the original issue date own at least 42.5% of the shares of Series E Preferred Stock issued on the original issue date, the holders of the outstanding shares of Series E Preferred Stock, voting as a separate class, are entitled to elect one Series E Director.

The shares of Series E Preferred Stock are convertible into up to 45,045,045 shares of common stock, subject to adjustment. Under certain circumstances, we may be required (or may have the option) to redeem the Series E Preferred Stock for a redemption price equal to the original issue price plus all unpaid accrued and accumulated dividends thereon (including any amounts accrued and unpaid since the last dividend payment date). In the event of any liquidation, dissolution or winding up of us the holders the Series E Preferred Stock will be entitled to a preferential liquidation payment equal to the greater of (a) redemption price and (b) the amount that such holders would have been entitled to receive if such preferred stock had been converted into common stock immediately prior to such event.

Approval of a majority of the Series E Preferred Stock is required for certain matters, including among others: issuance of debt convertible into capital stock; redemption of capital stock (or permitting a subsidiary to redeem capital stock) in certain circumstances; changes to the number of directors resulting in more than ten or fewer than eight persons; changes to the number or terms of the Series E Preferred Stock; changes to the Amended Articles or Bylaws that adversely affect the Series E Preferred Stock; and payment of dividends on junior or parity stock under certain circumstances.

Limitations on Liability. Our Amended Articles provide that no person who is or was a director will be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions under the Colorado Business Corporation Act. Our Amended Articles also provide for the indemnification of our directors and officers to the fullest extent authorized by the Colorado Business Corporation Act. Under the Colorado Business Corporation Act, a director may be paid expenses in advance of any proceeding for which indemnification may be payable, subject to certain conditions, including delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. We have also obtained policies of directors’ and officers’ liability insurance. These policies insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. The existence of such limitation on liability, indemnification and insurance may impede a change of control of us to the extent that a hostile acquirer seeks to litigate its contest for control with our directors and officers.

LEGAL MATTERS

Holland & Hart LLP, Denver, Colorado, has issued an opinion about certain legal matters with respect to the common stock that is offered hereby.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Fulghum Fibres, Inc. business we acquired as of May 1, 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT RENTECH

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any document we file at the SEC’s public reference room at the following address:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating certain information about us that we have filed with the SEC by reference in this prospectus, which means that we are disclosing important information to you by referring you to those documents. We are also incorporating by reference in this prospectus information that we file with the SEC after this date. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede the information we have included in or incorporated into this prospectus.

We incorporate by reference the following documents we have filed, or may file, with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 17, 2014;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 12, 2014;

•	Our Current Reports on Form 8-K filed on January 6, 2014, March 6, 2014, April 11, 2014 and July 2, 2014;

•	The description of capital stock contained in our Form 8-A filed August 12, 2013, including any amendments or reports filed for the purpose of updating the description;

•	All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus is part of a registration statement we have filed with the SEC on Form S-3 relating to the common stock. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. We have filed certain legal documents that control the terms of the common stock offered by this prospectus as exhibits to the registration statement. You may refer to the registration statement and the exhibits for more information about us and our common stock. The registration statement and exhibits are also available at the SEC’s Public Reference Room or through its web site.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following addresses:

Investor Relations

Rentech, Inc.

10877 Wilshire Boulevard, 10th Floor

Los Angeles, CA 90024

(310) 571-9800

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

Up to 45,045,045 Shares of Common Stock

PROSPECTUS

                    , 2014

We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$14,250
Legal Fees and Expenses	10,000	*
Accounting Fees and Expenses	5,000	*
Printing Expenses	1,500	*
Miscellaneous Expenses	1,250	*

	$32,000	*

*	Estimated

Item 15. Indemnification of Directors and Officers.

Section 7-108-402 of the Colorado Business Corporation Act provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. The articles of incorporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which the provision becomes effective. Our articles of incorporation contain a provision eliminating liability as permitted by the statute. Our articles of incorporation further provide that our directors and officers will not be held personally liable for any injury to persons or property caused by a tort committed by any of our employees unless either (i) the director or officer was personally involved in the situation leading to the litigation or (ii) the director or officer committed a criminal offense in connection with the litigation.

Section 7-109-103 of the Colorado Business Corporation Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, officer, agent, associate, employee, fiduciary, manager, member, partner, promoter, trustee of, or similar position with, another corporation or other entity or of any employee benefit plan (a “Director”) or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which the Director was a party, against reasonable expenses incurred by him or her in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation. Our articles of incorporation do not contain any such limitation.

Section 7-109-102 of the Colorado Business Corporation Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director, against any obligation incurred with respect to a Proceeding, to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the Director conducted himself or herself in good faith and the Director reasonably believed, in the case of conduct in an official capacity with the corporation, that the Director’s conduct was in the corporation’s best interests and, in all other cases, the Director’s conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the Director had no reasonable cause to believe that his or her conduct was unlawful. Our articles of incorporation mandate such indemnification except with respect to actions by or in the right of Rentech, Inc. in which a Director is adjudged liable to Rentech Inc. A corporation may not indemnify a Director in connection with any Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit.

Section 7-109-105 of the Colorado Business Corporation Act authorizes a court of competent jurisdiction to order indemnification if it determines that the Director is (i) entitled to mandatory indemnification under Section 7-109-103 (in which case the court also shall order the Colorado corporation to pay the Director’s reasonable expenses incurred to obtain court-ordered indemnification) or (ii) fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the Director met the standard of conduct under Section 7-109-102 or was adjudged liable in an action by or in the right of Rentech, Inc. or on the basis that he derived an improper personal benefit (except that the indemnification in these circumstances is limited to the reasonable expenses incurred in connection with the Proceeding and reasonable expenses incurred to obtain court-ordered indemnification).

Under Section 7-109-107 of the Colorado Business Corporation Act, unless otherwise provided in its articles of incorporation, a Colorado corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. Our articles of incorporation provide for indemnification of our officers, employees, fiduciaries and agents to the same extent as our directors.

Section 7-109-104 of the Colorado Business Corporation Act authorizes a Colorado corporation to pay expenses incurred in defending a Proceeding in advance of the final disposition of the Proceeding if the Director, officer, employee, fiduciary or agent undertakes in writing to repay the amount if it is a ultimately determined that such person did not meet the statutory standards of conduct and a determination is made that the facts then known to those making the determination would not preclude indemnification under the Colorado Business Corporation Act.

Section 7-109-106 of the Colorado Business Corporation Act provides that the determination that a Director or other person is entitled to indemnification or advancement of expenses under the Act is to be made by (i) the board of directors by a majority vote of those present at a meeting at which a quorum is present (and only those directors not parties to the Proceeding shall be counted in satisfying the quorum), (ii) if a quorum cannot be obtained, by a majority vote of a committee of the board, which shall consist of two or more directors not parties to the Proceeding (except that directors who are parties to the Proceeding may participate in the designation of the directors for the committee) or (iii) by the corporation’s shareholders. With respect to clauses (i) and (ii), if a quorum of the board cannot be obtained and a committee cannot be established (or even if quorum is obtained or a committee is designated), if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made under the Act must be made by independent legal counsel selected by a vote of the board or committee constituted in the manner contemplated in the preceding sentence or if a quorum cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors. Authorization of indemnification and advancement of expenses must be made in the same manner as the determination that indemnification or advancement of expenses is permissible; except that, if the determination that indemnification or advancement of expenses is permissible is made by independent legal counsel, authorization of indemnification and advancement of expenses is to be made by the body that selected such counsel.

We have obtained policies of directors’ and officers’ liability insurance. This policy insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 16. Exhibits.

The exhibits listed under the heading “Exhibit Index” below are incorporated into this Item 16 by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 7th day of July, 2014.

RENTECH, INC.,

By:	/s/ D. Hunt Ramsbottom
D. Hunt Ramsbottom President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints D. Hunt Ramsbottom, Dan J. Cohrs and Colin M. Morris, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. Hunt Ramsbottom D. Hunt Ramsbottom	Director, President and Chief Executive Officer (Principal Executive Officer)	July 7, 2014

/s/ Dan J. Cohrs Dan J. Cohrs	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	July 7, 2014

/s/ Jeffrey R. Spain Jeffrey R. Spain	Senior Vice President, Finance and Accounting (Principal Accounting Officer)	July 7, 2014

/s/ Halbert S. Washburn Halbert S. Washburn	Chairman of the Board	July 7, 2014

/s/ Michael S. Burke Michael S. Burke	Director	July 7, 2014

/s/ Wesley K. Clark Wesley K. Clark	Director	July 7, 2014

/s/ Douglas Ostrover Douglas Ostrover	Director	July 7, 2014

/s/ Ronald M. Sega Ronald M. Sega	Director	July 7, 2014

/s/ Edward M. Stern Edward M. Stern	Director	July 7, 2014

/s/ John A. Williams John A. Williams	Director	July 7, 2014

/s/ Patrick J. Moore Patrick J. Moore	Director	July 7, 2014

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of Rentech, Inc. dated April 29, 2005 (incorporated by reference to Exhibit 3(i) to Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 filed May 9, 2005).

4.2	Articles of Amendment to Amended and Restated Articles of Incorporation of Rentech, Inc. (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2008, filed May 9, 2008).

4.3	Articles of Amendment to Amended and Restated Articles of Incorporation of Rentech, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed May 22, 2009).

4.4	Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on May 14, 2010).

4.5	Articles of Amendment to the Articles of Incorporation of Rentech, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on August 5, 2011).

4.6	Articles of Amendment to Amended and Restated Articles of Incorporation of Rentech, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed April 11, 2014).

4.7	Bylaws of Rentech, Inc dated November 30. 2004 (incorporated by reference to Exhibit 3(ii) to Annual Report on Form 10-K for fiscal year ended September 30, 2004 filed December 9, 2004).

4.8	Specimen Stock Certificate (incorporated by reference to Exhibit 4.11 to Registration Statement on Form S-3 filed on March 20, 2006).

4.9	Tax Benefit Preservation Plan, dated as of August 5, 2011, Rentech, Inc. and Computershare Trust Company, N.A., which includes the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Rentech on August 5, 2011).

4.10	Subscription Agreement, dated as of April 9, 2014 among Rentech, Inc. and each of the Investors Listed on Schedule 1.1 thereto (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed April 11, 2014).

4.11	Registration Rights Agreement, dated as of April 9, 2014 among Rentech, Inc. and each of the Investors Listed on the signature pages thereto (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed April 11, 2014).

5.1*	Opinion of Holland & Hart LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Holland & Hart LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page of this Registration Statement).

*	Filed herewith